EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                  NOVEMBER 7, 2013

TANDY LEATHER FACTORY REPORTS 3RD QUARTER EPS UP 400%
3rd QUARTER NET INCOME $1.6 MILLION COMPARED TO $281,000 IN 3RD QUARTER 2012

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the third quarter of 2013.  Consolidated net income for the quarter ended September 30, 2013 was $1.6 million compared to consolidated net income of $281,000 for the third quarter of 2012, an increase of 456%.  Fully diluted earnings per share for the quarter were $0.15, compared to $0.03 in the third quarter of last year.  Total sales for the quarter ended September 30, 2013 were $18.5 million, up 9% from $17.0 million in the third quarter last year.

Consolidated sales for the nine months ended September 30, 2013 were $56.7 million, up 9% from 2012’s first three quarters’ sales of $52.1 million.  Consolidated net income for the first nine months of 2013 was up 41% to $4.8 million or $0.47 per fully-diluted share versus $3.4 million or $0.33 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $1.2 million in the third quarter, a 12% improvement over last year's third quarter.  Seventy-eight stores comprised Tandy Leather's operations on September 30, 2013.  For the first nine months of 2013, Retail Leathercraft’s sales increased $3.8 million, or 13%, over the first nine months of 2012.  Third quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory stores and national account group, were up 4%, or $234,000, from the same quarter last year.  For the first nine months of 2013, Wholesale Leathercraft’s sales were up $257,000, or 1%, compared to the same period in 2012.  International Leathercraft, consisting of three stores located outside of North America, reported a sales increase of 13%, or $109,000, compared to the third quarter of 2012.  For the year, International Leathercraft’s sales were up 24%, or $560,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 63.2%, up from 61.2% for the third quarter of 2012.  For the year to date, consolidated gross profit margin was 62.7%, decreasing minimally from last year's gross profit margin of 62.8%.  Compared to the comparable periods in 2012, consolidated operating expenses decreased approximately 5%, or $464,000, for the third quarter, but rose 4%, or $1.1 million, for the nine months.  For the third quarter, the significant increases in expenses occurred in employee compensation and legal fees.  Those increases were more than offset by the legal settlement incurred in last year’s third quarter that was not repeated this year.  For the year, expense increases occurred in advertising and marketing, employee compensation, freight out, credit card fees, and legal fees.  As a percentage of sales, consolidated operating margin improved for the quarter to 12.9% compared to 3.8% last year.  On a year-to-date basis, consolidated operating margin improved from 10.9% last year to 13.0% in the current year.

Jon Thompson, Chief Executive Officer and President, commented, “One of our measurements of success is higher sales and earnings compared to the prior year’s same period and we comfortably achieved that in the third quarter.  Further, all three segments contributed to the higher sales and earnings and our gross profit margins remain strong.  Overall, it was a very successful quarter.”

Chief Financial Officer and Treasurer, Shannon Greene, added, “Third quarter operating expenses dropped considerably compared to last year’s third quarter because of last year’s legal settlement expense.  However, if we adjust for that, operating expense still trended well below that of sales.  As is the case with most retailers, our investment in inventory is up at the end of the quarter, but we continue to maintain a very solid cash position.  We are on schedule to meet our 2013 sales and earnings guidance as we move through the remainder of 2013.”

Tandy Leather Factory, Inc., (www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 79 Tandy Leather retail stores, located in 37 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.